Exhibit 99.1

NEWS RELEASE

Contacts:
Investor: Patrick Fossenier	1+ 734-757-1557
News Media: Gary Frantz	1+ 734-757-1558

CON-WAY INC. REPORTS 2013 FOURTH-QUARTER AND FULL-YEAR RESULTS
ANN ARBOR, Mich. -February 5, 2014- Con-way Inc. (NYSE:CNW) today reported 2013 fourth-quarter net income of $11.7 million, or 20 cents per diluted share, which was in line with the company’s fourth quarter update previously issued in mid-January. The results compare to fourth-quarter 2012 net income of $11.8 million, or 21 cents per diluted share.
On a non-GAAP basis, earnings per diluted share were 23 cents in the 2013 fourth quarter compared to 26 cents in last year’s fourth quarter. (Non-GAAP items, consisting solely of tax-related adjustments, are detailed in the attached reconciliation.)
Operating income in the fourth quarter was $33.4 million compared to $37.8 million earned in the fourth quarter a year ago. Revenue for the fourth quarter was $1.36 billion, unchanged from last year’s fourth quarter.
Con-way’s fourth-quarter effective tax rate was 45.3 percent, compared to 50.2 percent for the same period in 2012. The fourth-quarter tax provision in both years included increased state and foreign income taxes. Both years also included discrete tax adjustments. Excluding these items (see the attached reconciliation) the fourth-quarter effective tax rate would have been 38.9 percent in 2013 compared to 38.7 percent in 2012.
Commenting on the company’s results, Douglas W. Stotlar, Con-way’s president and CEO, said “As reported earlier, Con-way Freight and Menlo Worldwide Logistics dealt with a number of issues in the fourth quarter, which negatively affected the period’s operating results and were mostly specific to the quarter,” Stotlar explained.
“These results were not indicative of the overall progress made in 2013 to position our company for long-term success, notably at Con-way Freight and Menlo Logistics,” he continued. “At our less-than-truckload company, we deployed foundational capabilities including lane-based pricing, line-haul optimization tools, and the broader rollout of Lean methodologies. Our logistics company invested in its sales and solution capabilities, facilitating its expansion into new industries. Looking ahead, while severe winter weather has disrupted the start to the year, we expect our progress to continue and our results to improve in 2014.”
FULL-YEAR 2013 RESULTS
For the full-year 2013, Con-way reported net income of $99.2 million, or $1.73 per diluted share, compared to full-year 2012 net income of $104.5 million, or $1.85 per diluted share.
On a non-GAAP basis, full-year earnings per diluted share were $1.66 in 2013 compared to $1.80 in 2012 (see attached reconciliation).
Operating income of $209.0 million in 2013 declined from the $228.8 million earned in 2012. Revenue for the full-year 2013 was $5.47 billion compared to $5.58 billion in 2012.
The full-year effective tax rate was 35.8 percent in 2013, compared to 38.8 percent in 2012. Both years included tax adjustments (see the attached reconciliation). Excluding the adjustments, the effective tax rate would have been 37.5 percent in 2013 and 39.0 percent in 2012.
Segment results in the fourth quarter for Con-way’s principal operations were as follows:
FREIGHT
For the fourth quarter of 2013, Con-way Freight, the company’s less-than-truckload (LTL) operation, reported:

•	Revenue of $847.0 million, a 2.7 percent increase over last year’s fourth-quarter revenue of $824.7 million. The revenue growth was primarily attributable to higher tonnage levels and improved yield.

•
Operating income of $23.8 million, a 10.5 percent increase over the $21.5 million earned in the year-ago period. The higher operating income resulted primarily from revenue growth, partially offset by higher expenses for employee benefits and cargo claims, and lower operating efficiencies from adverse weather, particularly in December.

•
Tonnage per day increased 1.0 percent compared to the 2012 fourth quarter. Tonnage growth was somewhat muted by adverse weather, as the difficult conditions dampened customer shipping volumes in December.

•	Revenue per hundredweight, or yield, increased 0.9 percent from the previous-year fourth quarter. Excluding the fuel surcharge, yield rose 1.5 percent.

•	Operating ratio of 97.2 in the 2013 fourth quarter compared to 97.4 in the previous-year period.
“As previously noted, we completed the rollout of several transformative projects designed to improve revenue management and operating efficiencies at Con-way Freight,” Stotlar said. “We expect these foundational initiatives to contribute to improved results in 2014.”
LOGISTICS
For the fourth quarter of 2013, Menlo Worldwide Logistics, the company’s global logistics and supply chain management operation, reported:

•
Revenue of $397.1 million, down 7.9 percent from the prior-year fourth-quarter revenue of $431.2 million. Lower revenue primarily reflected a decline in transportation-management services partially offset by an increase in warehouse-management services.

•	Net revenue of $190.6 million, a 17.8 percent increase from $161.8 million in the prior-year fourth quarter driven by the growth in warehouse-management services.

•
Operating income of $2.7 million, compared to last year’s fourth-quarter operating income of $8.6 million. The lower operating income primarily reflected losses from two new warehouse accounts and a bad-debt write-off from a customer bankruptcy. With respect to the new warehousing accounts, Menlo incurred higher-than-anticipated operating expense, mostly due to business volumes that fell well below customer projections, particularly in December.

“The operating issues which led to the losses at the warehousing accounts have been substantially addressed,” Stotlar said. “With last year’s surge in start-up expenses largely behind us, we expect Menlo to deliver improved results in 2014.”
TRUCKLOAD
For the fourth quarter of 2013, Con-way Truckload reported:

•	Revenue of $155.8 million, compared to last year’s fourth-quarter revenue of $155.2 million. Higher revenue included the effects of a 1.2 percent increase in loaded miles and a 0.8 percent increase in revenue per loaded mile, excluding fuel surcharge. These increases were partially offset by lower fuel-surcharge revenue.

•	Operating income of $8.9 million, an increase over the $8.5 million earned in the previous-year period.

•	Empty miles were 10.1 percent, compared to 9.9 percent in the previous-year fourth quarter.

•	Operating ratio exclusive of fuel surcharges of 92.7, compared to 92.9 in the fourth quarter of 2012.
“Our truckload company delivered a solid fourth quarter, despite some declines in productivity due to the adverse weather in December,” Stotlar said. “Demand picked up as the quarter progressed, which aided asset utilization and network density. With improving demand trends adding stability to the pricing environment, Con-way Truckload is well positioned going into 2014,” he concluded.
CORPORATE AND ELIMINATIONS
Corporate and Eliminations includes the company’s trailer manufacturing unit as well as other corporate activities. These activities produced operating losses of $2.0 million in the fourth quarter of 2013 and $0.8 million in the fourth quarter of 2012.
INVESTOR CONFERENCE CALL
Con-way will host a conference call for the investment community tomorrow, Thursday, February 6, beginning at 8:30 a.m. Eastern Time. The call can be accessed by dialing (866) 874-4749 or (706) 643-3632 (for international callers) and is expected to last approximately one hour. The call will also be available through a live internet webcast at www.con-way.com, in the investors section.
An audio replay will be available for two weeks following the call by dialing (855) 859-2056 or (404) 537-3406 (for international callers) and using access code 31372668. An Internet replay and podcast of the presentation will also be available at the Con-way site.
ABOUT CON-WAY INC. -- Con-way Inc. (NYSE:CNW) is a $5.5 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought by or against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way’s ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2012 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations. Any forward-looking statements speak as of the date of this news release and are subject to change. Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in thousands except per share data)	December 31,		December 31,
	2013	2012	2013	2012
Revenues
Freight	$847,035	$824,749	$3,466,100	$3,392,596
Logistics [a]	397,115	431,235	1,540,399	1,726,200
Truckload	155,824	155,219	636,810	635,556
Corporate and Eliminations	(42,173)	(47,326)	(169,953)	(174,105)
	$1,357,801	$1,363,877	$5,473,356	$5,580,247
Operating Income (Loss)
Freight [b]	$23,764	$21,497	$146,047	$143,869
Logistics [c]	2,718	8,644	23,467	44,616
Truckload	8,892	8,479	38,691	44,921
Corporate and Eliminations [d]	(1,994)	(825)	748	(4,565)
	33,380	37,795	208,953	228,841
Other Income (Expense)	(12,017)	(14,118)	(54,588)	(57,887)
Income before Income Tax Provision	21,363	23,677	154,365	170,954
Income Tax Provision	9,669	11,881	55,212	66,408
Net Income	$11,694	$11,796	$99,153	$104,546

Weighted-Average Common Shares Outstanding
Basic	56,870,445	55,928,818	56,511,563	55,837,574
Diluted	57,494,767	56,501,354	57,240,588	56,485,987

Earnings per Common Share
Basic	$0.21	$0.21	$1.75	$1.87
Diluted	$0.20	$0.21	$1.73	$1.85

[a] Logistics' net revenue
Revenue	$397,115	$431,235	$1,540,399	$1,726,200
Purchased transportation expense	(206,548)	(269,411)	(858,468)	(1,087,056)
Net revenue	$190,567	$161,824	$681,931	$639,144

[b] Includes $3.9 million of prior-year second-quarter gains from the sale of properties.

[c] Includes a $3.7 million current-year second-quarter charge for an increased reserve on international accounts receivable.

[d] Includes a $5.6 million current-year second-quarter gain from the sale of property.

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in thousands except per share data)	December 31,		December 31,
	2013	2012	2013	2012
Net Income	$11,694	$11,796	$99,153	$104,546

Before-Tax Reconciling Items
Gains on sales of properties	—	—	5,612	3,941
Reserve on international accounts receivable	—	—	(3,736)	—
	—	—	1,876	3,941
Tax-Related Reconciling Items
Tax effect of items above	—	—	(732)	(1,537)
Discrete and other tax adjustments	(1,359)	(2,718)	2,713	266
	(1,359)	(2,718)	1,981	(1,271)
Adjusted Non-GAAP Financial Measures:
Net Income	$13,053	$14,514	$95,296	$101,876

Earnings per Diluted Common Share	$0.23	$0.26	$1.66	$1.80

Diluted Shares Outstanding	57,494,767	56,501,354	57,240,588	56,485,987

Information About Non-GAAP Financial Measures:
Con-way provides adjusted net income and earnings per share as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets
	December 31,
(Dollars in thousands)	2013	2012
	(Unaudited)
ASSETS
Current assets	$1,207,781	$1,151,374
Property, plant and equipment, net	1,656,833	1,586,601
Other assets	415,317	414,440
Total Assets	$3,279,931	$3,152,415

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$745,951	$707,692
Long-term debt and capital leases	735,340	749,371
Other long-term liabilities and deferred credits	659,951	856,967
Shareholders' equity	1,138,689	838,385
Total Liabilities and Shareholders' Equity	$3,279,931	$3,152,415